                                                                Exhibit 1.1

Execution Copy

                           RHYTHMS NETCONNECTIONS INC.
                            (a Delaware corporation)


                                  $325,000,000

                          12 3/4% Senior Notes due 2009


                               PURCHASE AGREEMENT

Dated: April 16, 1999

                                TABLE OF CONTENTS

SECTION 1. Representations and Warranties                                    2

  (a) Representations and Warranties by the Company                          2

    (i) Similar Offerings                                                    2
    (ii)  Offering Memorandum                                                2
    (iii) Independent Accountants                                            3
    (iv)  Financial Statements                                               3
    (v)   No Material Adverse Change in Business                             3
    (vi)  Good Standing of the Company                                       3
    (vii) Good Standing of Designated Subsidiaries                           4
    (viii) Capitalization                                                    4
    (ix) Authorization of Agreement                                          4
    (x)  Authorization of the Indenture                                      4
    (xi) Authorization of the Registration Rights Agreement                  4
    (xii) Authorization of the Pledge and Escrow Agreement                   5
    (xiii) Authorization of the Securities                                   5
    (xiv) Description of the Securities and the Agreements                   6
    (xv)  Absence of Defaults and Conflicts                                  6
    (xvi) Absence of Labor Dispute                                           6
    (xvii)  Absence of Proceedings                                           7
    (xviii) Possession of Intellectual Property                              7
    (xix) Absence of Further Requirements                                    7
    (xx) Possession of Licenses and Permits                                  8
    (xxi) Title to Property                                                  9
    (xxii)  Tax Returns                                                     10
    (xxiii) Environmental Laws                                              10
    (xxiv)  Investment Company Act                                          10
    (xxv)   Rule 144A Eligibility                                           10
    (xxvi)  No General Solicitation                                         11
    (xxvii) No Registration  Required                                       11
    (xxviii) No Directed Selling Efforts                                    11
    (xxix) Insurance                                                        11
    (xxx)   Internal Accounting Controls                                    11
    (xxxi)  Stabilization and Manipulation                                  12
    (xxxii) Related Party Transactions                                      12
    (xxxiii) Solvency                                                       12

  (b) Officer's Certificates                                                12

SECTION 2. Sale and Delivery to Initial Purchasers; Closing                 12

  (a) Securities                                                            12
  (b) Payment                                                               12
  (c) Qualified Institutional Buyer                                         13
  (d) Denominations; Registration                                           13

SECTION 3. Covenants of the Company                                         13

  (a) Offering Memorandum                                                   13
  (b) Pledged Securities                                                    13
  (c) Notice and Effect of Material Events                                  14
  (d) Amendment to Offering Memorandum and Supplements                      14
  (e) Qualification of Securities for Offer and Sale                        14
  (f) DTC                                                                   14
  (g) Use of Proceeds                                                       15
  (h) Restriction on Sale of Securities                                     15
  (i) Press Releases                                                        15

SECTION 4. Payment of Expenses                                              15

  (a) Expenses                                                              15
  (b) Termination of Agreement                                              15

SECTION 5. Conditions of Initial Purchasers' Obligations                    16

  (a) Opinions of Counsel for Company                                       16
  (b) Opinion of Counsel for Initial Purchasers                             16
  (c) Officers' Certificate                                                 16
  (d) Accountant's Comfort Letter                                           16
  (e) Bring-down Comfort Letter                                             17
  (f) Accountants Opinion                                                   17
  (g) PORTAL                                                                17
  (h) Registration Rights Agreements and Pledge and Escrow Agreement        17
  (i) Additional Documents                                                  17
  (j) Termination of Agreement                                              18

SECTION 6. Subsequent Offers and Resales of the Securities                  18

  (a) Offer and Sale Procedures                                             18

    (i) Offers and Sales only to Regulation S Purchasers or Qualified
         Institutional Buyers                                               18
    (ii)  No General Solicitation                                           18
    (iii) Purchases by Non-Bank Fiduciaries                                 18
    (iv)  Subsequent Purchaser Notification                                 18

    (v)   Restrictions on Transfer                                          19
    (vi)  Delivery of Offering Memorandum                                   19
    (vii) Hedging Transactions                                              19

  (b) Covenants of the Company                                              19

    (i) Due Diligence                                                       19
    (ii)  Integration                                                       20
    (iii) Rule 144A Information                                             20
    (iv)  Restriction on Repurchases                                        20

  (c) Resale Pursuant to Rule 903 of Regulation S or Rule 144A              20

SECTION 7. Indemnification                                                  21

  (a) Indemnification of Initial Purchasers                                 21
  (b) Indemnification of Company, Directors and Officers                    22
  (c) Actions against Parties; Notification                                 22
  (d) Settlement without Consent if Failure to Reimburse                    23

SECTION 8. Contribution                                                     23

SECTION 9. Representations, Warranties and Agreements to Survive Delivery   24

SECTION 10. Termination of Agreement                                        24

  (a) Termination; General                                                  25
  (b) Liabilities                                                           25

SECTION 11. Default by One or More of the Initial Purchasers                25

SECTION 12. Notices                                                         25

SECTION 13. Parties                                                         26

SECTION 14. Governing Law and Time                                          26

SECTION 15. Effect of Headings                                              26

                                  $325,000,000

                           RHYTHMS NETCONNECTIONS INC.
                            (a Delaware corporation)

                          12 3/4% Senior Notes due 2009

                               PURCHASE AGREEMENT

                                                                  April 16, 1999

MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith
      Incorporated
Salomon Smith Barney Inc.
Chase Securities Inc.
  as Representatives of the several Initial Purchasers
c/o Merrill Lynch & Co.
  Merrill Lynch, Pierce, Fenner & Smith
      Incorporated
North Tower
World Financial Center
New York, New York 10281-1209

Ladies and Gentlemen:

      Rhythms NetConnections Inc., a Delaware corporation (the "Company"), confirms its agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and each of the other Initial Purchasers named in Schedule A hereto (collectively, the "Initial Purchasers", which term shall also include any initial purchaser substituted as hereinafter provided in
Section 11 hereof), for whom Merrill Lynch, Salomon Smith Barney Inc. and Chase Securities Inc. are acting as representatives (in such capacity, the "Representatives"), with respect to the issue and sale by the Company and the purchase by the Initial Purchasers, acting severally and not jointly, of the respective principal amount set forth in said Schedule A of an aggregate of $325,000,000 of 12 3/4% Senior Notes due 2009 (the "Securities"). The Securities are to be issued pursuant to an indenture to be dated on or about April 23, 1999 (the "Indenture") between the Company and State Street Bank and Trust Company of California, N.A., as trustee (the "Trustee"). Securities issued in book-entry form will be issued to Cede & Co. as nominee of The Depository Trust Company ("DTC") pursuant to one or more letter agreements, to be dated as of the Closing Time (as defined in Section 2(b)) (collectively, the "DTC Agreement"), among the Company, the Trustee and DTC.

      The Company understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers ("Subsequent Purchasers") at any time after the date of this Agreement. The

Securities are to be offered and sold through the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the "1933 Act"), in reliance upon exemptions therefrom. Pursuant to the terms of the Securities and the Indenture, investors that acquire Securities may only resell or otherwise transfer such Securities if such Securities are hereafter registered under the 1933 Act or if an exemption from the registration requirements of the 1933 Act is available (including the exemption afforded by Rule 144A ("Rule 144A") or Regulation S ("Regulation S") of the rules and regulations promulgated under the 1933 Act by the Securities and Exchange Commission (the "Commission")).

      The Company has prepared and delivered to each Initial Purchaser copies of a preliminary offering memorandum dated April 15, 1999 (the "Preliminary Offering Memorandum") and has prepared and will deliver to each Initial Purchaser, on the date hereof or the next succeeding day, copies of a final offering memorandum dated April 16, 1999 (the "Final Offering Memorandum"), each for use by such Initial Purchaser in connection with its solicitation of purchases of, or offering of, the Securities. "Offering Memorandum" means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, or any amendment or supplement to either such document), which has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of purchases of, or offering of, the Securities.

      SECTION 1. Representations and Warranties.

      (a) Representations and Warranties by the Company. The Company represents and warrants to each Initial Purchaser as of the date hereof, and will represent as of the Closing Time referred to in Section 2(b) hereof by means of the certificate described in Section 5(c) hereof, and agrees with each Initial Purchaser as follows:

            (i) Similar Offerings. The Company has not, directly or indirectly, solicited any offer to buy or offered to sell, and will not, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the 1933 Act.

            (ii) Offering Memorandum. The Offering Memorandum does not, and at the Closing Time will not, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to such statements in or omissions from the Offering Memorandum made in reliance upon and in conformity with information furnished to the Company in writing by any Initial Purchaser through the Representatives expressly for use in the Offering Memorandum. It is understood that the statements set forth in the Offering Memorandum on page i with respect to stabilization, under the heading "Plan of Distribution" and the identity of counsel to the Initial Purchasers under the heading "Legal Matters" constitute the only information furnished in writing by or on behalf of the Initial Purchasers expressly for use in the Offering Memorandum.

            (iii) Independent Accountants. The accountants who certified the financial statements included in the Offering Memorandum are independent certified public accountants with respect to the Company and its subsidiaries within the meaning of Regulation S-X under the 1933 Act.

            (iv) Financial Statements. The financial statements, together with the related schedules and notes, included in the Offering Memorandum present fairly the consolidated financial position of the Company and its subsidiaries at the dates indicated and the statement of operations, stockholders' equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved. The selected financial data included in the Offering Memorandum present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Offering Memorandum. The pro forma and pro forma as adjusted columns of the selected financial data included in the Offering Memorandum and the related notes thereto present fairly the information shown therein, have been prepared in accordance with the Commission's rules and guidelines with respect to pro forma financial information and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

            (v) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Offering Memorandum, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise (a "Material Adverse Effect"), whether or not arising in the ordinary course of business, (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

            (vi) Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

            (vii) Good Standing of Designated Subsidiaries. Each of ACI Corp. and ACI Corp. -- Virginia (collectively, the "Designated Subsidiaries") has been duly organized and is validly existing as a corporation (or, in the case of ACI Corp. -- Virginia, a Virginia public benefit corporation) in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and is duly qualified as a foreign corporation to transact business and is in good standing, in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; except as otherwise disclosed in the Offering Memorandum, all of the issued and outstanding capital stock of each Designated Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is directly owned by the Company (or, in the case of ACI Corp. -- Virginia, by ACI Corp.), free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock of any Designated Subsidiary was issued in violation of any preemptive or similar rights arising by operation of law, or under the charter or by-laws of such Designated Subsidiary or under any agreement to which the Company or such Designated Subsidiary is a party. The Company has no subsidiaries other than the Designated Subsidiaries.

            (viii) Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth in the Offering Memorandum in the column entitled "Pro Forma" under the caption "Capitalization" (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to employee benefit or stock option plans referred to in the Offering Memorandum or pursuant to the exercise of convertible securities or options referred to in the Offering Memorandum).

            (ix) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

            (x) Authorization of the Indenture. The Indenture has been duly authorized by the Company and, at the Closing Time, will have been duly executed and delivered by the Company and will constitute the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

            (xi) Authorization of the Registration Rights Agreement. The Registration Rights Agreement has been duly authorized by the Company and, at the Closing Time, will have been duly executed and delivered by the Company and will constitute the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

            (xii) Authorization of the Pledge and Escrow Agreement. The Pledge and Escrow Agreement has been duly authorized by the Company and, at the Closing Time, will have been duly executed and delivered by the Company and will constitute the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Upon the Company's purchase of the Pledged Securities (as defined in the Offering Memorandum), the Company will be the sole beneficial owner of the Pledged Securities and no lien will exist upon the Pledged Securities or the Collateral Investments Account (as defined herein) (and no right or option to acquire the same will exist in favor any other person or entity), except for the pledge and security interest in favor of the Trustee, for the benefit of the holders of the Notes and the Company's 13 1/2% Senior Discount Notes due 2008 (the "Discount Notes"), to be created or provided in the Pledge and Escrow Agreement, which pledge and security interest constitutes a first priority perfected pledge and security interest in and to all of the Pledged Securities and the Collateral Investments Account. Pursuant to the Pledge and Escrow Agreement, the Company will pledge and escrow approximately $113.6 million of the net proceeds of the Offering as security for all obligations of the Company under the Notes and the Indenture. The Pledged Securities will be deposited in the Collateral Investments Account under the Trustee's exclusive dominion and control pending application of such funds by the Company for the payment pursuant to the terms of the Pledge and Escrow Agreement.

            (xiii) Authorization of the Securities. The Securities have been duly authorized and, at the Closing Time, will have been duly executed by the Company and, when authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating, to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding, in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any preemptive or similar rights and have been issued in compliance with or in reliance upon an exemption from all applicable state and federal securities laws.

            (xiv) Description of the Securities and the Agreements. The Securities, the Indenture, the Registration Rights Agreement and the Pledge and Escrow Agreement will conform in all material respects to the respective statements relating thereto contained in the Offering Memorandum and will be in substantially the respective forms previously delivered to the Initial Purchasers.

            (xv) Absence of Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them may be bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject (collectively, "Agreements and Instruments") except for such defaults that would not result in a Material Adverse Effect, and the execution, delivery and performance of this Agreement, the Indenture, the Registration Rights Agreement, the Pledge and Escrow Agreement and the Securities and any other agreement or instrument entered into or issued or to be entered into or issued by the Company in connection with the transactions contemplated hereby or thereby or in the Offering Memorandum and the consummation of the transactions contemplated herein and in the Offering Memorandum (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Offering Memorandum under the caption "Use of Proceeds") and compliance by the Company with its obligations hereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, default or a Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, the Agreements and Instruments except for such conflicts, breaches or defaults or liens, charges or encumbrances that, singly or in the aggregate, would not result in a Material Adverse Effect, nor will such action result in any violation of the provisions of the charter or by-laws of the Company or any of its subsidiaries or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their assets or properties. As used herein, a "Repayment Event" means any event or condition which gives the holder of any note, debenture, other evidence of indebtedness or preferred stock (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness or preferred stock by the Company or any of its subsidiaries.

            (xvi) Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any of its subsidiaries' principal suppliers, manufacturers, customers or contractors, which, in either case, may reasonably be expected to result in a Material Adverse Effect.

            (xvii) Absence of Proceedings. Except as disclosed in the Offering Memorandum, there is no action, suit, proceeding, inquiry or investigation before or by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any subsidiary thereof which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the properties or assets of the Company or any of its subsidiaries or the consummation of this Agreement or the performance by the Company of its obligations hereunder. The aggregate of all pending legal or governmental proceedings to which the Company or any subsidiary thereof is a party or of which any of their respective property or assets is the subject which are not described in the Offering Memorandum, including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a Material Adverse Effect.

            (xviii) Possession of Intellectual Property. Except as disclosed in the Offering Memorandum, (A) the Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, "Intellectual Property") necessary to carry on the business now operated by them, except that the Company and its subsidiaries may fail to so own, possess or have the ability to acquire on reasonable terms any Intellectual Property if such failure would not result, singly or in the aggregate, in a Material Adverse Effect, and (B) neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

            (xix) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement, except as may be required under the 1933 Act or state securities or "blue sky" laws in connection with the Exchange Offer (as defined in the Offering Memorandum).

            (xx) Possession of Licenses and Permits. Except as disclosed in the Offering Memorandum, the Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them (collectively, "Governmental Licenses"); the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect. The Company has not been informed of any fact, event or circumstance that is reasonably likely to impair the Company's (or its subsidiaries') ability to obtain any Governmental Licenses necessary or advisable in order to effectuate the Company's future plans and strategies described in the Offering Memorandum. Without limiting the generality of this paragraph (xix):

                  (A) The Company and each of its subsidiaries hold all
            telecommunications regulatory licenses, permits, authorizations, consents and approvals (the "Telecommunications Licenses") required from the Federal Communications Commission (the "FCC") for the Company and its subsidiaries to conduct their business on and as of the date hereof in the manner described in the Offering Memorandum, except as would not have, individually or in the aggregate, a Material Adverse Effect; the Telecommunications Licenses have been duly and validly issued and are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Material Adverse Effect; no proceedings to revoke or restrict the Telecommunications Licenses are pending or, to the best of the Company's knowledge, threatened; neither the Company nor its subsidiaries are in violation of any of the terms and conditions of any of the Telecommunications Licenses, are in violation of the Communications Act of 1934, as amended (the "Communications Act"), or are in violation of any FCC rules and regulations, except as would not have, individually or in the aggregate, a Material Adverse Effect; and the Company and its subsidiaries have in effect with the FCC all international and domestic service tariffs necessary to conduct their business on and as of the date hereof in the manner described in the Offering Memorandum except as would not have, individually or in the aggregate, a Material Adverse Effect;

                  (B) The Company and its subsidiaries have obtained all state and municipal Telecommunications Licenses and filed all tariffs required for the provision of telecommunications services in any state to conduct their business on and as of the date hereof in the manner described in the Offering Memorandum, except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect;

                  (C) There is no outstanding adverse judgment, injunction,
            decree or order that has been issued by the FCC or any state utility commission or similar state agency ("PUC") or municipality against the Company or its subsidiaries or any action, proceeding or investigation pending before the FCC or any state PUC or municipality, or, to the Company's knowledge, threatened by the FCC or any state PUC or municipality against the Company or its subsidiaries which, if the subject of any unfavorable decision, ruling or finding, would have a Material Adverse Effect on the Company or its subsidiaries;

                  (D) No license, permit, consent, approval, order or
            authorization of, or filing with, the FCC or with any state PUC or municipal authority on the part of the Company or its subsidiaries is required in connection with the issuance or sale of the Securities; and

                  (E) Neither the issuance and sale of the Securities nor the performance by the Company or its subsidiaries of their obligations under this Agreement, the Registration Rights Agreements (as defined herein), the Indenture or the Pledge and Escrow Agreement (as defined herein) (collectively, the "Purchase Documents") will result in a violation in any material respect of: (1) the Communications Act or the applicable rules or regulations, or any order, writ, judgment, injunction, decree or award of the FCC binding on the Company or its subsidiaries; (2) any state telecommunications laws or any applicable state PUC rules or regulations, or any order, writ, judgment, injunction, decree or award of any state PUC binding on the Company or its subsidiaries; or (3) any municipal rules or regulations applicable to the Company or its subsidiaries.

            (xxi) Title to Property. The Company and its subsidiaries have good and marketable title to all real property owned by the Company and its subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Offering Memorandum or (b) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries; and all of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the Offering Memorandum, are in full force and effect, and neither the Company nor any of its subsidiaries has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or any subsidiary thereof to the continued possession of the leased or subleased premises under any such lease or sublease.

            (xxii) Tax Returns. The Company and its subsidiaries have filed all federal, state, local and foreign tax returns that are required to be filed or have duly requested extensions thereof and have paid all taxes required to be paid by any of them and any related assessments, fines or penalties, except for any such tax, assessment, fine or penalty that is being contested in good faith and by appropriate proceedings, and adequate charges, accruals and reserves have been provided for in the financial statements referred to in Section l(a)(v) above in respect of all federal, state, local and foreign taxes for all periods as to which the tax liability of the Company or any of its subsidiaries has not been finally determined or remains open to examination by applicable taxing authorities, except for such failures to file, request extensions, make payments and provide for adequate charges, accruals and reserves as would not, singly or in the aggregate, result in a Material Adverse Effect.

            (xxiii) Environmental Laws. Except as described in the Offering Memorandum and except such matters as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, "Hazardous Materials") or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, "Environmental Laws"), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and (D) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or Environmental Laws.

            (xxiv) Investment Company Act. The Company is not, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Offering Memorandum will not be, an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended (the "1940 Act").

            (xxv) Rule 144A Eligibility. The Securities are eligible for resale pursuant to Rule 144A and will not be, at the Closing Time, of the same class as securities listed on a national securities exchange registered under Section 6 of the 1934 Act, or quoted in a U.S. automated interdealer quotation system.

            (xxvi) No General Solicitation. None of the Company, its affiliates, as such term is defined in Rule 501(b) under the 1933 Act ("Affiliates"), or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has engaged or will engage, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.

            (xxvii) No Registration Required. Subject to compliance by the Initial Purchasers with the representations and warranties set forth in
      Section 2 and the procedures set forth in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the "1939 Act").

            (xxviii) No Directed Selling Efforts. With respect to those Securities sold in reliance on Regulation S, (A) none of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (B) each of the Company and its Affiliates and any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has complied and will comply with the offering restrictions requirement of Regulation S.

            (xxix) Insurance. The Company and each of its subsidiaries maintains insurance covering its properties, operations, personnel and business. Such insurance insures against such losses and risks as are adequate in accordance with customary industry practice to protect the Company, each of its subsidiaries and their businesses. Neither the Company or any of its subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvement or other expenditures will have to be made in order to continue such insurance. All such insurance is outstanding and duly in force on the date hereof.

            (xxx) Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            (xxxi) Stabilization and Manipulation. None of the Company or any of its subsidiaries has (a) taken, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes or (b) since the date of the Preliminary Offering Memorandum (I) sold, bid for, purchased or paid any person any compensation for soliciting purchases of, the Notes or (II) paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company.

            (xxxii) Related Party Transactions. Except as disclosed in the Offering Memorandum, there are no business relationships or related party transactions required to be disclosed therein pursuant to Item 404 of Regulation S-K of the Commission (assuming for purposes of this paragraph
      (xxx) that Regulation S-K is applicable to the Offering Memorandum).

            (xxxiii) Solvency. The Company is, and immediately after the Closing Time will be, Solvent. As used herein, the term "Solvent" means, with respect to the Company on a particular date, that on such date (A) the fair market value of the assets of the Company is greater than the total amount of liabilities (including contingent liabilities) of the Company,
      (B) the present fair salable value of the assets of the Company is greater than the amount that will be required to pay the probable liabilities of the Company on its debts as they become absolute and mature, (C) the Company is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature, and (D) the Company does not have unreasonably small capital.

      (b) Officer's Certificates. Any certificate signed by any officer of the Company or any of its subsidiaries delivered to the Representatives or to counsel for the Initial Purchasers shall be deemed a representation and warranty by the Company to each Initial Purchaser as to the matters covered thereby.

      SECTION 2. Sale and Delivery to Initial Purchasers; Closing.

      (a) Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Initial Purchaser, severally and not jointly, and each Initial Purchaser, severally and not jointly, agrees to purchase from the Company, at the price set forth in Schedule B, the principal amount of Securities set forth in Schedule A opposite the name of such Initial Purchaser, plus any additional principal amount of Securities which such Initial Purchaser may become obligated to purchase pursuant to the provisions of Section 11 hereof.

      (b) Payment. Payment of the purchase price for, and delivery of certificates for, the Securities shall be made at the office of Baker & McKenzie, 805 Third Avenue, New York, New York 10022, or at such other place as shall be agreed upon by the Representatives and the Company, at 10:00 A.M. on the fifth business day after the date hereof (unless postponed in accordance with the provisions of Section 11), or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called the "Closing Time").

      Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company against delivery to the Representatives for the respective accounts of the Initial Purchasers of certificates for the Securities to be purchased by them. It is understood that each Initial Purchaser has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities which it has agreed to purchase. Merrill Lynch, individually and not as representative of the Initial Purchasers, may (but shall not be obligated to) make payment of the purchase price for the Securities to be purchased by any Initial Purchaser whose funds have not been received by the Closing Time, but such payment shall not relieve such Initial Purchaser from its obligations hereunder. The certificates representing the Securities shall be registered in the name of Cede & Co. pursuant to the DTC Agreement and shall be made available for examination and packaging by the Initial Purchasers in The City of New York not later than 10:00 A.M. on the last business day prior to the Closing Time.

      (c) Qualified Institutional Buyer. Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Company that, as of the date hereof and as of the Closing Date, it is a "qualified institutional buyer" within the meaning, of Rule 144A under the 1933 Act (a "Qualified Institutional Buyer") and an "accredited investor" within the meaning of Rule 501(a) under the 1933 Act (an "Accredited Investor").

      (d) Denominations; Registration. Certificates for the Securities shall be in such denominations and registered in such names as the Representatives may request in writing at least one full business day before the Closing Time.

      SECTION 3. Covenants of the Company. The Company covenants with each Initial Purchaser as follows:

      (a) Offering Memorandum. The Company, as promptly as possible, will furnish to each Initial Purchaser, without charge, such number of copies of the Preliminary Offering Memorandum, the Final Offering Memorandum and any amendments and supplements thereto and documents incorporated by reference therein as such Initial Purchaser may reasonably request.

      (b) Pledged Securities On the Closing Date, the Company will purchase and pledge to the Trustee, for the benefit of the holders of the Notes and the Discount Notes (on an equal and ratable basis), Government Securities (as defined in the Indenture) in such amount as will be sufficient to provide for payment in full of the first six scheduled interest payments on the Notes. The Government Securities will be pledged by the Company to the Trustee, for the benefit of the holders of the Notes and the Discount Notes (on an equal and ratable basis), pursuant to the Pledge and Escrow Agreement (the "Pledge and Escrow Agreement"), to be dated the Closing Date, and will be held by the Trustee in an account (the "Collateral Investments Account") established with the Trustee pursuant to the Pledge and Escrow Agreement.

      (c) Notice and Effect of Material Events. The Company will immediately notify each Initial Purchaser, and confirm such notice in writing, of (x) any filing made by the Company of information relating to the offering of the Securities with any securities exchange or any other regulatory body in the United States or any other jurisdiction, and (y) prior to the completion of the placement of the Securities by the Initial Purchasers as evidenced by a notice in writing from the Initial Purchasers to the Company, any material changes in or affecting the earnings, business affairs or business prospects of the Company and its subsidiaries which (i) make any statement in the Offering Memorandum false or misleading or (ii) are not disclosed in the Offering Memorandum. In such event or if during such time any event shall occur as a result of which it is necessary, in the reasonable opinion of the Company, its counsel, the Initial Purchasers or counsel for the Initial Purchasers, to amend or supplement the Final Offering Memorandum in order that the Final Offering Memorandum not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, the Company will forthwith amend or supplement the Final Offering Memorandum by preparing and furnishing to each Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the Final Offering Memorandum (in form and substance satisfactory in the reasonable opinion of counsel for the Initial Purchasers) so that, as so amended or supplemented, the Final Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, not misleading.

      (d) Amendment to Offering Memorandum and Supplements. The Company will advise each initial Purchaser promptly of any proposal to amend or supplement the Offering Memorandum and will not effect such amendment or supplement without the consent of the Initial Purchasers. Neither the consent of the Initial Purchasers, nor the Initial Purchasers' delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in
Section 5 hereof.

      (e) Qualification of Securities for Offer and Sale. The Company will use its best efforts, in cooperation with the Initial Purchasers, to qualify the Securities for offering and sale by the Initial Purchasers to any Subsequent Purchasers under the applicable securities laws of such jurisdictions as the Representatives may reasonably designate and will maintain such qualifications in effect as long as required for the sale of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

      (f) DTC. The Company will cooperate with the Representatives and use its best efforts to permit the Securities to be eligible for clearance and settlement through the facilities of DTC.

      (g) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Offering Memorandum under "Use of Proceeds".

      (h) Restriction on Sale of Securities. During a period of 180 days from the date of the Offering Memorandum, the Company will not, without the prior written consent of Merrill Lynch, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, or otherwise dispose of, any other debt securities of the Company or securities of the Company that are convertible into, or exchangeable for, the Securities or such other debt securities.

      (i) Press Releases. From the date hereof to the Closing Time, without the prior consent of the Initial Purchasers, the Company will not issue directly or indirectly any press release or other public communication or hold any press conference with respect to the Company or the business, financial condition, assets, results of operations or prospects of the Company, unless in the judgment of the Company and its counsel, and after notification to the Initial Purchasers, such press release, communication or conference is required by law.

      SECTION 4. Payment of Expenses.

      (a) Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and any filing of the Offering Memorandum (including financial statements and any schedules or exhibits and any document incorporated therein by reference) and of each amendment or supplement thereto, (ii) the preparation, printing and delivery to the Initial Purchasers of this Agreement and any Agreement among Initial Purchasers, the Indenture and such other documents as may be required in connection with the offering, purchase, sale and delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Initial Purchasers, including any charges of DTC in connection therewith, (iv) the fees and disbursements of the Company's counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(e) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection therewith and in connection with the preparation of the Blue Sky Survey, any supplement thereto and any Legal Investment Survey, which amounts shall not exceed $2,500, (vi) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities, (vii) any fees payable in connection with the rating of the Securities and (viii) any fees payable to the review by the National Association of Securities Dealers, Inc. (the "NASD") in connection with the initial and continued designation of the Securities as PORTAL securities under the PORTAL Market Rules pursuant to NASD Rule 5322.

      (b) Termination of Agreement. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5 or Section 10(a)(i) hereof, the Company shall reimburse the Initial Purchasers for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchasers.

      SECTION 5. Conditions of Initial Purchasers' Obligations. The obligations of the several Initial Purchasers hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof or in certificates of any officer of the Company or any of its subsidiaries delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

      (a) Opinions of Counsel for Company. At the Closing Time, the Representatives shall have received the opinions, dated as of the Closing Time, together with signed or reproduced copies of such letters for each of the other Initial Purchasers, (i) of Brobeck, Phleger & Harrison LLP, counsel for the Company, to the effect set forth in Exhibit A-1 hereto, (ii) of Hale and Dorr LLP, counsel for the Company, to the effect set forth in Exhibit A-2 hereto,
(iii) of Blumenfeld & Cohen, counsel for the Company, to the effect set forth in Exhibit A-3 hereto, (iv) of Leboeuf, Lamb, Greene & MacRae L.L.P., counsel for the Company, to the effect set forth on Exhibit A-4 hereto and (v) of Jeffrey Blumenfeld, General Counsel of the Company, to the effect set forth on Exhibit A-5 hereto. In giving the opinion described in clause (i) above such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York, the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of counsel satisfactory to the Representatives.

      (b) Opinion of Counsel for Initial Purchasers. At the Closing Time, the Representatives shall have received the favorable opinion, dated as of the Closing Time, of Baker & McKenzie, counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers, substantially to the effect set forth in Exhibit A-6 hereto. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York, the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of counsel satisfactory to the Representatives.

      (c) Officers' Certificate. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Offering Memorandum, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Representatives shall have received a certificate of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of the Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in
Section 1 hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, and (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time.

      (d) Accountant's Comfort Letter. At the time of the execution of this Agreement, the Representatives shall have received from PricewaterhouseCoopers LLP a letter dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Initial Purchasers containing statements and information of the type ordinarily included in accountants' "comfort letters" to Initial Purchasers with respect to the financial statements and certain financial information contained in the Offering Memorandum.

      (e) Bring-down Comfort Letter. At the Closing Time, the Representatives shall have received from PricewaterhouseCoopers LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (d) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

      (f) Accountants Opinion. The Representatives shall have received the opinion of PricewaterhouseCoopers LLP (or another internationally recognized firm of independent public accountants or nationally recognized investment banking firm selected by the Company) that the amount of Pledged Securities, upon receipt of scheduled interest and principal payments of such securities, will be sufficient to provide for payment in full of the first six scheduled interest payments due on the Notes.

      (g) PORTAL. At the Closing Time, the Securities shall have been designated for trading on PORTAL.

      (h) Registration Rights Agreements and Pledge and Escrow Agreement. The Issuer and the Initial Purchasers shall have entered into a registration rights agreement (the "Registration Rights Agreement"), dated as of the Closing Time, substantially in form and substance as described in the Offering Memorandum under the heading "Description of the Notes--Exchange Offer; Registration Rights." The Issuer and the Trustee shall have entered into the Pledge and Escrow Agreement, dated as of the Closing Date, substantially in the form and substance as described in the Offering Memorandum under the heading "Description of the Notes--Security." The Company shall have prepared financing statements naming the Company as debtor and the Trustee, on behalf and for the benefit of the holders of the Notes and the Discount Notes, together with all schedules thereto, on the appropriate forms and shall have filed such financing statements with the appropriate filing offices along with payment of all related filing fees. Confirmation of such filings and payments shall be provided to the Initial Purchasers and counsel to the Initial Purchasers.

      (i) Additional Documents. At the Closing Time, counsel for the Initial Purchasers shall have been furnished with such other documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Representatives and counsel for the Initial Purchasers.

      (j) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives by notice to the Company at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 7 and 8 shall survive any such termination and remain in full force and effect.

      SECTION 6. Subsequent Offers and Resales of the Securities.

      (a) Offer and Sale Procedures. Each of the Initial Purchasers and the Company hereby acknowledge and agree to observe the following procedures in connection with the offer and sale of the Securities:

            (i) Offers and Sales only to Regulation S Purchasers or Qualified Institutional Buyers. Offers and sales of the Securities will be made only by the Initial Purchasers or Affiliates thereof qualified to do so in the jurisdictions in which such offers or sales are made. Each such offer or sale shall only be made (A) to persons whom the offeror or seller reasonably believes to be qualified institutional buyers (as defined in Rule 144A under the Securities Act) or (B) to non-U.S. persons outside the United States to whom the offeror or seller reasonably believes offers and sales of the Securities may be made in reliance upon Rules 903 and 904 of Regulation S under the 1933 Act.

            (ii) No General Solicitation. The Securities will be offered by approaching prospective Subsequent Purchasers on an individual basis. No general solicitation or general advertising (within the meaning of Rule 502(c) under the 1933 Act) will be used in the United States in connection with the offering of the Securities.

            (iii) Purchases by Non-Bank Fiduciaries. In the case of a non-bank Subsequent Purchaser of a Security acting as a fiduciary for one or more third parties, in connection with an offer and sale to such purchaser pursuant to clause (a) above, each third party shall, in the judgment of the applicable Initial Purchaser, be an Institutional Accredited Investor or a Qualified Institutional Buyer or a non-U.S. person outside the United States.

            (iv) Subsequent Purchaser Notification. Each Initial Purchaser will take reasonable steps to inform, and cause each of its U.S. Affiliates to take reasonable steps to inform, persons acquiring Securities from such Initial Purchaser or Affiliate, as the case may be, in the United States that the Securities (A) have not been and will not be registered under the 1933 Act and have not been registered under any state securities laws, (B) are being sold to them without registration under the 1933 Act in reliance on Rule 144A or in accordance with another exemption from registration under the 1933 Act, as the case may be, and (C) may not be offered, sold or otherwise transferred except (1) to the Company, (2) outside the United States in accordance with Rule 904 of Regulation S, or (3) inside the United States in accordance with (x) Rule 144A to a person whom the seller reasonably believes is a Qualified Institutional Buyer that is purchasing such Securities for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (y) the exemption from registration under the 1933 Act provided by Rule 144, if available.

            (v) Restrictions on Transfer. The transfer restrictions and the other provisions set forth in Section 3.17 of the Indenture, including the legends required thereby, shall apply to the Securities except as otherwise agreed by the Company and the Initial Purchasers. The Company shall refuse to register any transfer of securities not made in accordance with Regulation S under the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from such registration. Following the sale of the Securities by the Initial Purchasers to Subsequent Purchasers pursuant to the terms hereof, the Initial Purchasers shall not be liable or responsible to the Company for any losses, damages or liabilities suffered or incurred by the Company, including any losses, damages or liabilities under the 1933 Act, arising from or relating to any resale or transfer by any Subsequent Purchaser of any Security; provided, that nothing contained in this sentence shall limit the Initial Purchasers' rights and obligations under Section 7 hereof.

            (vi) Delivery of Offering Memorandum. Each Initial Purchaser will deliver to each purchaser of the Securities from such Initial Purchaser, in connection with its original distribution of the Securities, a copy of the Offering Memorandum, as amended and supplemented at the date of such delivery.

            (vii) Hedging Transactions. The Initial Purchasers will not engage in hedging transactions with respect to the Securities prior to the expiration of the applicable distribution compliance period specified in Rule 903 of Regulation S under the Securities Act, unless in compliance with the Securities Act.

      (b) Covenants of the Company. The Company covenants with each Initial Purchaser as follows:

            (i) Due Diligence. In connection with the original distribution of the Securities, the Company agrees that, prior to any offer or resale of the Securities by the Initial Purchasers, the Initial Purchasers and counsel for the Initial Purchasers shall have the right to make reasonable inquiries into the business of the Company and its subsidiaries. The Company also agrees to provide answers to each prospective Subsequent Purchaser of Securities who so requests concerning the Company and its subsidiaries (to the extent that such information is available or can be acquired and made available to prospective Subsequent Purchasers without unreasonable effort or expense and to the extent the provision thereof is not prohibited by applicable law) and the terms and conditions of the offering of the Securities, as provided in the Offering Memorandum.

            (ii) Integration. The Company agrees that it will not and will cause its Affiliates not to make any offer or sale of securities of the Company of any class if, as a result of the doctrine of "integration" referred to in Rule 502 under the 1933 Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Securities by the Company to the Initial Purchasers, (ii) the resale of the Securities by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the Securities by such Subsequent Purchasers to others, in each case in accordance with the terms and conditions herein set forth) the exemption from the registration requirements of the 1933 Act provided by Section 4(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

            (iii) Rule 144A Information. The Company agrees that, in order to render the Securities eligible for resale pursuant to Rule 144A under the 1933 Act, while any of the Securities remain outstanding, it will make available, upon request, to any holder of Securities or prospective purchasers of Securities the information specified in Rule 144A(d)(4), unless the Company furnishes information to the Commission pursuant to
      Section 13 or 15(d) of the 1934 Act (such information, whether made available to holders or prospective purchasers or furnished to the Commission, is herein referred to as "Additional Information").

            (iv) Restriction on Repurchases. Until the expiration of three years after the original issuance of the Securities, the Company will not, and will cause its Affiliates not to, purchase or agree to purchase or otherwise acquire any Securities which are "restricted securities" (as such term is defined under Rule 144(a)(3) under the 1933 Act), whether as beneficial owner or otherwise (except as agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker's transactions) unless, immediately upon any such purchase, the Company or any Affiliate shall submit such Securities to the Trustee for cancellation.

      (c) Resale Pursuant to Rule 903 of Regulation S or Rule 144A. Each Initial Purchaser represents and agrees, that, except as permitted by Section 6(a) above, it has offered and sold Securities and will offer and sell Securities (i) as part of their distribution at any time and (ii) otherwise until forty days after the later of the date upon which the offering of the Securities commences and the Closing Time, only in accordance with Rule 903 of Regulation S or Rule 144A under the 1933 Act. Accordingly, neither the Initial Purchasers, their affiliates nor any persons acting on their behalf have engaged or will engage in any directed selling efforts with respect to Securities, and the Initial Purchasers, their affiliates and any person acting on their behalf have complied and will comply with the offering restriction requirements of Regulation S. Each Initial Purchaser agrees that, at or prior to confirmation of a sale of Securities (other than a sale of Securities pursuant to Rule 144A), it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it or through it during the restricted period a confirmation or notice to substantially the following effect:

            "The Securities covered hereby have not been registered under the United States Securities Act of 1933 (the "Securities Act") and may not be offered or sold within the United States or to or for the account or benefit of U.S. persons (i) as part of their distribution at any time and (ii) otherwise until forty days after the later of the date upon which the offering of the Securities commenced and the date of closing, except in either case in accordance with Regulation S or Rule 144A under the Securities Act. Terms used above have the meaning given to them by Regulation S."

Terms used in the above paragraph have the meanings given to them by Regulation
S.

Each Initial Purchaser severally represents and agrees that it has not entered and will not enter into any contractual arrangements with respect to the distribution of the Securities, except with its affiliates or with the prior written consent of the Company.

      SECTION 7. Indemnification.

      (a) Indemnification of Initial Purchasers. The Company agrees to indemnify and hold harmless each Initial Purchaser and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the 1933 Act or
Section 20 of the 1934 Act as follows:

            (i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Memorandum or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

            (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company; and

            (iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by Merrill Lynch), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or
      (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through the Representative expressly for use in the Offering tMemorandum (or any amendment thereto), which information is described in
Section 1(a)(ii) hereof; and provided further that the Company will not be liable to an Initial Purchaser with respect to any Preliminary Offering Memorandum to the extent that the Company shall sustain the burden of proof of proving that any such loss, liability, claim, damage or expense resulted from the fact that such Initial Purchaser, in contravention of a requirement of this Agreement or applicable law, sold Securities to a person to whom such Initial Purchaser failed to send or give, at or prior to the Closing Date, a copy of the Final Offering Memorandum as then amended or supplemented if (i) the Company has previously furnished copies thereof (sufficiently in advance of the Closing Date to allow for the distribution by the Closing Date) to the Initial Purchasers and the loss, liability, claim, damage or expense of such Initial Purchaser resulted from an untrue statement or omission or alleged untrue statement or omission of a material fact contained in or omitted from the Preliminary Offering Memorandum which was corrected in the Final Offering Memorandum as, if applicable, amended or supplemented prior to the Closing Date and (ii) giving or sending such Final Offering Memorandum by the Closing Date to the party or parties asserting such loss, liability, claim, damage or expense would have constituted a complete defense to the claim asserted by such person.

      (b) Indemnification of Company, Directors and Officers. Each Initial Purchaser severally agrees to indemnify and hold harmless the Company, its directors, each of its officers who would be required to sign the Offering Memorandum if it were a registration statement on Form S-1, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Offering Memorandum in reliance upon and in conformity with written information furnished to the Company by such Initial Purchaser through the Representatives expressly for use in the Offering Memorandum.

      (c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by Merrill Lynch, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 7 or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and
(ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

      (d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by
Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

      SECTION 8. Contribution. If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

      The relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Initial Purchasers, bear to the aggregate initial offering price of the Securities.

      The relative fault of the Company on the one hand and the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

      The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

      Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed pursuant to this Agreement were offered to the Subsequent Purchasers exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

      No person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

      For purposes of this Section 8, each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Initial Purchaser, and each director of the Company, each officer of the Company who would be required to sign the Offering Memorandum if it were a registration statement on Form S-1, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Initial Purchasers' respective obligations to contribute pursuant to this Section 8 are several in proportion to the principal amount of Securities set forth opposite their respective names in Schedule A hereto and not joint.

      SECTION 9. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Initial Purchaser or controlling person, or by or on behalf of the Company, and shall survive delivery of the Securities to the Initial Purchasers.

      SECTION 10. Termination of Agreement.

      (a) Termination; General. The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time
(i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Offering Memorandum, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or limited by the Commission, or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the Nasdaq National Market has been suspended or limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or (iv) if a banking moratorium has been declared by either Federal or New York authorities.

      (b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 7 and 8 shall survive such termination and remain in full force and effect.

      SECTION 11. Default by One or More of the Initial Purchasers. If one or more of the Initial Purchasers shall fail at the Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the "Defaulted Securities"), the Representatives shall have the right, but not the obligation, within 24 hours thereafter, to make arrangements, for one or more of the non-defaulting Initial Purchasers, or any other Initial Purchasers, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser.

      No action pursuant to this Section shall relieve any defaulting Initial Purchaser from liability in respect of its default.

      In the event of any such default which does not result in a termination of this Agreement, either the Representatives or the Company shall have the right to postpone the Closing Time for a period not exceeding seven days in order to effect any required changes in the Offering Memorandum or in any other documents or arrangement.

      SECTION 12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchasers shall be directed to the Representatives at North Tower, World Financial Center, New York, New York 10281-11201, attention of Marcey Becker, with a courtesy copy to Malcolm I. Ross, Baker & McKenzie, 805 Third Avenue, New York, New York 10022; notices to the Company shall be directed to it at 6933 South Revere Parkway, Englewood, Colorado 80112, attention of Scott Chandler, with a courtesy copy to John Denniston, Brobeck Phleger & Harrison LLP, 550 West "C" Street, Suite 1300, San Diego, California 92101.

      SECTION 13. Parties. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchasers and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchasers and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

      SECTION 14. Governing Law and Time. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

      SECTION 15. Effect of Headings. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.


                           [signature page follows]

      If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Initial Purchasers and the Company in accordance with its terms.

                                      Very truly yours,

                                      RHYTHMS NETCONNECTIONS, INC.


                                      By: /s/ SCOTT CHANDLER
                                          -----------------------
                                          Scott Chandler
                                          Chief Financial Officer

CONFIRMED AND ACCEPTED,
 as of the date first above written:

MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH
      INCORPORATED
SALOMON SMITH BARNEY INC.
CHASE SECURITIES INC.

By: MERRILL LYNCH, PIERCE, FENNER & SMITH
            INCORPORATED


By            /s/ MARCY BECKER
   ---------------------------------------
            Authorized Signatory

For themselves and as Representatives of the other Initial Purchasers named in Schedule A hereto.

                                   SCHEDULE A

        Name of Initial Purchaser                             Principal Amount
        -------------------------                             ----------------
Merrill Lynch, Pierce, Fenner & Smith Incorporated....            $162,500,000
Salomon Smith Barney Inc..............................              81,250,000
Chase Securities Inc..................................              81,250,000
Total.................................................            $325,000,000
                                                                  ============

                                   SCHEDULE B

                          RHYTHMS NETCONNECTIONS, INC.
                          12 3/4% Senior Notes due 2009

      1. The initial public offering price of the Securities shall be 100.0% of the principal amount of the Notes.

      2. The purchase price to be paid by the Initial Purchasers for the Securities shall be 97.0% of the principal amount of the Notes.

      3. The interest rate on the Notes shall be 12 3/4% per annum commencing October 15, 1999.

      4. The further terms and conditions of the Securities are as set forth in the Offering Memorandum.

                                                                     Exhibit A-1

                   FORM OF OPINION OF COMPANY'S LEGAL COUNSEL
                           TO BE DELIVERED PURSUANT TO
                                 SECTION 5(a)(i)
                    [Form of Brobeck Phleger opinion follows]

                                                                     Exhibit A-2

                   FORM OF OPINION OF COMPANY'S LEGAL COUNSEL
                           TO BE DELIVERED PURSUANT TO
                                SECTION 5(a)(ii)

                     [form of Hale and Dorr opinion follows]

                                                                     Exhibit A-3

                   FORM OF OPINION OF COMPANY'S LEGAL COUNSEL
                           TO BE DELIVERED PURSUANT TO
                                SECTION 5(a)(iii)

                  [form of Blumenfeld & Cohen opinion follows]

                                                                     Exhibit A-4

                   FORM OF OPINION OF COMPANY'S LEGAL COUNSEL
                           TO BE DELIVERED PURSUANT TO
                                SECTION 5(a)(iv)

                     [Form of LeBoeuf Lamb opinion follows.]

                                                                     Exhibit A-5

                 FORM OF OPINION OF THE COMPANY'S LEGAL COUNSEL
                           TO BE DELIVERED PURSUANT TO
                                 SECTION 5(a)(v)

                    [form of General Counsel opinion follows]

                                                                     Exhibit A-6

              FORM OF OPINION OF INITIAL PURCHASERS' LEGAL COUNSEL
                           TO BE DELIVERED PURSUANT TO
                                  SECTION 5(b)

                   [form of Baker & McKenzie opinion follows]